Exhibit 99.8
Velo3D, Inc. Announces Reverse Stock Split

CAMPBELL, Calif, June 10, 2024-- Velo3D, Inc. (NYSE: VLD) (the “Company” or “Velo3D”), a leading metal additive manufacturing technology company for mission-critical parts, today announced that its board of directors has approved a 1-for-35 reverse stock split of the Company’s common stock. The common stock will open for trading on the New York Stock Exchange (“NYSE”) on Thursday, June 13, 2024, on a split-adjusted basis under the current trading symbol “VLD”. In connection with the reverse stock split, the CUSIP numbers for the Company’s common stock will change to 92259N 203. The reverse stock split is intended to enable Velo3D to regain compliance with the minimum share price required for continued listing on NYSE. The reverse stock split was approved by Velo3D’s stockholders on June 10, 2024, with the final ratio determined by the Company’s board of directors on June 10, 2024.

The Company will file an amendment to its certificate of incorporation with the Secretary of State of Delaware on June 12, 2024. The reverse stock split will not reduce the number of authorized shares of the Company’s common stock, which will remain at 500,000,000, and will not change the par value of the common stock, which will remain at $0.00001 per share.

The 1-for-35 reverse stock split will automatically convert 35 current shares of Velo3D’s common stock into one new share of common stock. Fractional shares will not be issued in connection with the reverse stock split. Each stockholder who would otherwise hold a fractional share of common stock as a result of the reverse stock split will receive one share of common stock in lieu of such fractional share. The reverse split will reduce the number of shares of outstanding common stock from approximately 297,064,857 shares to approximately 8,487,567 shares. Proportional adjustments also will be made to the exercise prices of Velo3D’s outstanding stock options and warrants, and to the number of shares issued and issuable under Velo3D’s outstanding equity-based awards.

Continental Stock Transfer & Trust Company (“Continental”) will act as the transfer agent for the reverse stock split. Stockholders holding their shares electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares through a bank, broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split.

Additional information concerning the reverse stock split can be found in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 29, 2024.

About Velo3D:

Velo3D is a metal 3D printing technology company. 3D printing—also known as additive manufacturing (AM)—has a unique ability to improve the way high-value metal parts are built. However, legacy metal AM has been greatly limited in its capabilities since its invention almost 30 years ago. This has prevented the technology from being used to create the most valuable and impactful parts, restricting its use to specific niches where the limitations were acceptable.

Velo3D has overcome these limitations so engineers can design and print the parts they want. The company’s solution unlocks a wide breadth of design freedom and enables customers in space exploration, aviation, power generation, energy, and semiconductor to innovate the future in their respective industries. Using Velo3D, these customers can now build mission-critical metal parts that were previously impossible to manufacture. The fully integrated solution includes the Flow print preparation software, the Sapphire family of printers, and the Assure quality control system—all of which are powered by Velo3D’s Intelligent Fusion manufacturing process. The company delivered its first Sapphire system in 2018 and has been a strategic partner to innovators such as SpaceX, Honeywell, Honda, Chromalloy, and Lam Research. Velo3D has been named as one of Fast Company’s Most Innovative Companies for 2023. For more information, please visit Velo3D.com, or follow the company on LinkedIn or Twitter.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements concerning expectations regarding the effect of the reverse stock split including its impact on the stock price and continued listing on the NYSE. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 3, 2024, and other documents filed by us from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations.

Velo, Velo3D, Sapphire, and Intelligent Fusion, are registered trademarks of Velo3D, Inc. Without Compromise, Flow and Assure, are trademarks of Velo3D, Inc.

All Rights Reserved © Velo3D, Inc.

Media Contact:
Dan Sorensen, Senior Director of Public Relations
press@velo3d.com

Investor Relations:
Bob Okunski, VP Investor Relations
investors@velo3d.com

Source: Velo3D